UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/05/2011

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Fort Washington Executive Center
600 Office Center Drive
Fort Washington, PA 19034
(Address of principal executive offices, including zip code)

215 706 5300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 5, 2011, the Company entered into an Amended and Restated Credit Agreement among the Company, certain subsidiaries of the Company, as co-borrowers, Bank of America, N.A., as the Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and certain other Lenders. The Amended and Restated Credit Agreement provides for a $100 million unsecured revolving credit facility with an expansion feature, subject to certain conditions, to allow increase of the facility to $180 million (the "Credit Facility"). The proceeds of the Credit Facility will be used for general corporate purposes and share repurchases. The Credit Facility matures on December 5, 2016.

Loans under the Credit Facility will bear interest at either a base rate or a Eurodollar rate, in each case plus an applicable margin. The base rate will be the highest of (i) Bank of America's base rate, (ii) 0.50% percent above the Federal Funds Rate or (iii) the Eurodollar rate for deposits in dollars for a one-month interest period on such day, plus 1.00%.   The Eurodollar rate is equal to the London Inter-Bank Offered Rate for the relevant term. The applicable margin is subject to adjustment based on the Company's Consolidated Leverage Ratio and ranges from 0.50-1.50% per year for base rate loans and from 1.50-2.50% per year for Eurodollar Loans. The initial margin on the base rate is 0.75%, and the initial margin on the Eurodollar rate is 1.75%.

The Company will also pay fees with respect to the base amount of Letters of Credit at a rate per year equal to the applicable margin for Eurodollar rate borrowings under the Credit Facility and a fee on the unused amount of the Credit Facility. The unused fee is subject to adjustment based on the Company's Consolidated Leverage Ratio and ranges from 0.25-0.45% per year. The initial unused fee is 0.30%.

The Credit Facility contains financial and other covenants, including a maximum leverage ratio, a minimum fixed charge ratio and a minimum consolidated EBITDA requirement, and also includes limitations on, among other things, liens, certain acquisitions, consolidations and sales of assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: December 09, 2011	By:	/s/ David D. Clark
David D. Clark
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Amended and Restated Credit Agreement